As filed with the Securities and Exchange Commission on July 22, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-2588496
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

1515 South Manchester Avenue, Anaheim, California 92802-2907
(Address of principal executive offices) (Zip Code)

1997 STOCK OPTION AGREEMENTS; and

ITERIS, INC. 1998 STOCK INCENTIVE PLAN
(as assumed by Iteris, Inc., formerly Iteris Holdings, Inc.)

(Full titles of the plans)

JACK JOHNSON

President and Chief Executive Officer

Iteris, Inc.

1515 South Manchester Avenue

Anaheim, California  92802

(Name and address of agent for service)

(714) 774-5000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
1997 Stock Option Agreements common stock, $0.10 par value	1,518,690 shares	$3.00	$4,556,070	$536.25
Iteris, Inc. 1998 Stock Incentive Plan common stock, $0.10 par value	4,525,866 shares	$3.00	$13,577,598	$1,598.08
Total	6,044,556 shares		$18,133,668	$2,134.33

(1)          This Registration Statement shall also cover any additional shares of common stock which become issuable under the 1997 stock option agreements and the 1998 Stock Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock of Iteris, Inc.

(2)          Calculated solely for the purpose of this offering under Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of the Registrant’s common stock on July 19, 2005, as reported by the American Stock Exchange.

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference

Iteris, Inc. (formerly Iteris Holdings, Inc.) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

1.                                       Our Annual Report on Form 10-K for the fiscal year ended March 31, 2005 filed with the SEC on July 14, 2005;

2.                                       Our Current Report on Form 8-K filed with the SEC on July 14, 2005;

3.                                       Our Current Report on Form 8-K furnished to the SEC on June 2, 2005; and

4.                                       The description of our common stock (including the description of our preferred stock purchase rights) contained in our registration statement on Form 8-A filed with the SEC on December 8, 2004, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed by Iteris, Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

Not Applicable.

Item 5.  Interests of Named Experts and Counsel

Not Applicable.

Item 6.  Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, Iteris, Inc. can indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.  Iteris, Inc.’s bylaws provide that Iteris, Inc. will indemnify its directors and officers to the fullest extent permitted by law and require Iteris, Inc. to advance litigation expenses upon receipt by Iteris, Inc. of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification.  The bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Iteris, Inc.’s certificate of incorporation provides that, under Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to Iteris, Inc. and its stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Iteris, Inc. or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Iteris, Inc. has entered into agreements to indemnify its directors, the directors of certain of its subsidiaries and certain of its officers in addition to the indemnification provided for in the certificate of incorporation and bylaws.  These agreements, among other things, indemnify Iteris, Inc.’s directors and certain of its officers for certain expenses, attorneys’ fees, judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of Iteris, Inc., on account of services as a director or officer of Iteris, Inc., or as a director or officer of any other company or enterprise to which the person provides services at the request of Iteris, Inc..

Item 7.  Exemption from Registration Claimed

Not Applicable.

Item 8.  Exhibits

Exhibit Number	Description	Where Located

4.1	Specimen of Common Stock Certificate	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A as filed with the SEC on December 8, 2004

4.2	Amended and Restated Rights Agreement, dated as of May 10, 2004, by and between the Registrant and U.S. Stock Transfer Corporation, including the exhibits thereto	Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form 8-A/A as filed with the SEC on June 18, 2004

5.1	Opinion of Dorsey & Whitney LLP	Filed Herewith

23.1	Consent of Independent Registered Public Accounting Firm, McGladrey & Pullen, LLP	Filed Herewith

23.2	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP	Filed Herewith

23.3	Consent of Dorsey & Whitney LLP	Included in Exhibit 5.1

24.1	Power of Attorney	Included in signature page

99.1	Iteris, Inc. 1998 Stock Incentive Plan	Incorporated by reference to Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K as filed with the SEC on July 14, 2005

99.2	Form of Notice of Grant, including forms of Option Agreement and Stock Purchase Agreement	Filed Herewith

99.3	Form of Addendum to Stock Option Agreement	Filed Herewith

99.4	Form of 1997 Stock Option Agreements	Filed Herewith

Item 9.  Undertakings

A.            Iteris, Inc. hereby undertakes:  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Iteris, Inc. pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Iteris, Inc. 1998 Stock Incentive Plan.

B.            Iteris, Inc. hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Iteris, Inc.’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Iteris, Inc. pursuant to the indemnification provisions summarized in Item 6 above, or otherwise, Iteris, Inc. has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by Iteris, Inc. of expenses incurred or paid by a director, officer or controlling person of Iteris, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Iteris, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Iteris, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Anaheim, California, on this 22nd day of July 2005.

ITERIS, INC.

By:	/s/ JACK JOHNSON
Jack Johnson,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Iteris, Inc., a Delaware corporation, do hereby constitute and appoint Jack Johnson and James S. Miele, and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable Iteris, Inc. to comply with the Securities Act and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JACK JOHNSON	President, Chief Executive Officer and	July 22, 2005
Jack Johnson	Director (principal executive officer)

/s/ JAMES S. MIELE	Vice President, Chief Financial Officer and	July 22, 2005
James S. Miele	Secretary (principal financial and
accounting officer)

/s/ GREGORY A. MINER	Chairman of the Board	July 22, 2005
Gregory A. Miner

/s/ KEVIN C. DALY	Director	July 22, 2005
Kevin C. Daly

Signature	Title	Date

/s/ GARY HERNANDEZ	Director	July 22, 2005
Gary Hernandez

/s/ JOHN W. SEAZHOLTZ	Director	July 22, 2005
John W. Seazholtz

/s/ JOEL SLUTZKY	Director	July 22, 2005
Joel Slutzky

/s/ THOMAS L. THOMAS	Director	July 22, 2005
Thomas L. Thomas

/s/ PAUL E. WRIGHT	Director	July 22, 2005
Paul E. Wright

EXHIBIT INDEX

Exhibit Number	Description	Where Located

4.1	Specimen of Common Stock Certificate	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A as filed with the SEC on December 8, 2004

4.2	Amended and Restated Rights Agreement, dated as of May 10, 2004, by and between the Registrant and U.S. Stock Transfer Corporation, including the exhibits thereto	Incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form 8-A/A as filed with the SEC on June 18, 2004

5.1	Opinion of Dorsey & Whitney LLP	Filed Herewith

23.1	Consent of Independent Registered Public Accounting Firm, McGladrey & Pullen, LLP	Filed Herewith

23.2	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP	Filed Herewith

23.3	Consent of Dorsey & Whitney LLP	Included in Exhibit 5.1

24.1	Power of Attorney	Included in signature page

99.1	Iteris, Inc. 1998 Stock Incentive Plan	Incorporated by reference to Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K as filed with the SEC on July 14, 2005

99.2	Form of Notice of Grant, including forms of Option Agreement and Stock Purchase Agreement	Filed Herewith

99.3	Form of Addendum to Stock Option Agreement	Filed Herewith

99.4	Form of 1997 Stock Option Agreements	Filed Herewith